Exhibit 10.1

AMENDMENT TO

ZIMMER BIOMET HOLDINGS, INC.

EXECUTIVE PERFORMANCE INCENTIVE PLAN

(Effective as of December 31, 2015)

This Amendment to the Zimmer Biomet Holdings, Inc. Executive Performance Incentive Plan (the “Plan”) is hereby adopted by Zimmer Biomet Holdings, Inc. (formerly known as Zimmer Holdings, Inc.) (the “Company”) effective as of December 31, 2015.

WHEREAS, the Company maintains the Plan, which includes a deferral feature that constitutes a non-qualified deferred compensation plan, for the benefit of a select group of eligible executives of the Company and its subsidiary and affiliated corporations;

WHEREAS, the Plan was amended and restated in its entirety effective May 7, 2013 and further amended and restated effective June 24, 2015 to reflect the current name of the Company; and

WHEREAS, the Company now desires to amend the Plan.

NOW, THEREFORE, effective as of December 31, 2015, the Plan is hereby amended as follows:

1.	Notwithstanding any other provision of the Plan, with respect to any Participant who dies after December 31, 2015, any Beneficiary designation made with respect to the Plan prior to January 1, 2016 (other than beneficiary designations completed in connection with the enrollment and beneficiary designation process for 2016 under the nonqualified deferred compensation plans sponsored by Zimmer Biomet) shall be nullified. A Participant who dies after December 31, 2015, and who does not designate a Beneficiary, in accordance with the terms of the Plan, after December 31, 2015, (or in connection with the enrollment and beneficiary designation process for 2016) shall be treated as having died without a valid Beneficiary designation.

2.	Paragraph 10 is amended by adding the following to the end of subparagraph (a):

Notwithstanding the foregoing or any other provision of the Plan, no additional Mandatory Deferrals shall be permitted for any Award for any Fiscal Year beginning after December 31, 2015, and no further deferrals can be designated under the Plan with respect to any Awards for periods of service after December 31, 2015.

3.	Paragraph 10 is further amended by adding the following to the end of subparagraph (b):

Notwithstanding the foregoing or any other provision of this Plan, no Participant may elect a Deferred Portion of any Award for any Fiscal Year beginning after December 31, 2015, and no further deferrals can be elected under the Plan with respect to any Awards for periods of service after December 31, 2015.

4.	Paragraph 10 is further amended by revising subparagraphs (d) and (e) to read as follows:

(d) Earnings on Deferred Portion. The Committee (or its designee), in its sole and absolute discretion, will select the Funds available under the Plan to serve as the measure of earnings and losses to be credited on the Deferred Portion of an Award. A Fund may be a mutual fund, insurance company separate account, indexed rate, or other measurement of investment performance that the Committee (or its designee), in its sole discretion, may select for the purpose of providing the basis upon which investment gains and losses will be credited on the Deferred Portion of an Award. For the Deferred Portion of Awards granted prior to January 1, 2008, the Funds may also include a Company Stock Fund. In the event a portion of a Participant’s Award is deemed invested in the Company Stock Fund, the Participant is not entitled to dividends or voting rights on the amount deemed invested in that Fund.

(e) Changes to Allocation Elections. Pursuant to rules and procedures established by the Committee (or its designee), a Participant may change each of his or her deemed investment allocations at least monthly or more frequently as permitted by the Committee or its designee. If a Participant fails to elect an available Fund to serve as the measure of earnings and losses on his or her Award(s), the Participant will be deemed to have elected the Fund designated by the Committee (or its designee) to be the default Fund.

5.	Subparagraph 12(b) is amended to read as follows:

(b) Termination and Amendment. Subject to the limitations set forth in subparagraph (c) below, the Board or its designee may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board or its designee may deem advisable, subject to any requirements for stockholder approval imposed by applicable law, including Code Section 162(m).

Certified as final:

/s/ Bill P. Fisher
Bill P. Fisher
Senior Vice President, Global Human Resources

/s/ Daniel P. Florin
Daniel P. Florin
Senior Vice President, Chief Financial Officer

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